FORM OF ADDENDUM

Name:	[Employee Name]	Exhibit (a)(1)(D)
ID:	[Employee ID]
Eligible options outstanding with discounted exercise price:

	Original Option	Number of Eligible	Original	New	Increase In Exercise	Total Potential Cash
Option Number	Grant Date	Options	Exercise Price	Exercise Price	Price Per Share	Payment *

TOTAL

*	For United States employees, actual payment received during the first payroll cycle of 2009 will be net of applicable tax withholdings.

For Canadian employees, actual payment received promptly after the Tender Offer expiration period will be net of applicable tax and social insurance withholdings.